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                                                                  EXHIBIT 11.1

                                 DSP COMMUNICATIONS, INC.

                 STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                           (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                       Quarter ended March 31,
                                                      ------------------------
                                                        1996             1995
                                                      --------         --------
Shares used in calculation of net income per share:
  Average Class B Ordinary shares and Common
    shares outstanding                                 18,304            8,764

  Net effect of dilutive stock options and
    warrants                                            1,942            1,404
  Class A Convertible Ordinary shares, if
    converted                                              --            3,618
                                                      ------------------------

                                                       20,246           13,786
                                                      ------------------------
                                                      ------------------------

Net income                                            $ 3,575          $   574
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Net income per ordinary share                         $  0.18          $  0.04
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